Exhibit 99

Avnet, Inc. 2211 South 47th St. Phoenix, AZ 85034
PRESS RELEASE

July 19, 2004

Avnet, Inc. Schedules Fourth Quarter and Fiscal Year-End 2004
Earnings Announcement

Avnet, Inc. (NYSE:AVT) announced today that its fourth quarter fiscal year-end 2004 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Wednesday, Aug. 11, 2004. Avnet will issue a press release outlining its financial results followed by an interactive webcast at 5 p.m. Eastern, 4 p.m. Central, 3 p.m. Mountain and 2 p.m. Pacific/Arizona time.

Roy Vallee, Avnet’s chairman and chief executive officer and Ray Sadowski, Avnet’s chief financial officer, along with other members of Avnet’s senior management team, will comment on the Company’s results and respond to participants’ questions, which may be submitted via the Internet.

Please log on to the webcast at least 15 minutes prior to the start of the event to register and download any necessary software (RealPlayer or Windows Media Player). Additional financial information accompanying the webcast can also be accessed at www.ir.avnet.com.

Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premiere market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $9B in revenue in fiscal 2003 (year ended June 27, 2003) with sales in 68 countries. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc., Phoenix Vince Keenan VP and Director, Investor Relations 480/643-7053 investorrelations@avnet.com